Exhibit 5.1

July 16, 2025

Board of Directors

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc. (the “Company”), a Delaware corporation, in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling stockholders named therein of up to 40,700,408 shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i) 5,884,740 shares of Common Stock (the “Indigo Issued Shares”) issued to Indigo Capital LP (“Indigo”) and 18,646,188 shares of Common Stock (the “Indigo Conversion Shares”) issuable to Indigo upon the conversion of the following promissory notes (the “Indigo Notes”): (a) a promissory note in the aggregate principal amount of $1,578,495 issued on March 3, 2025, (b) a promissory note in the aggregate principal amount of $894,708 issued on March 3, 2025, (c) a promissory note in the aggregate principal amount of $1,421,053 issued on April 22, 2025, and (d) a promissory note in the aggregate principal amount of $2,108,523 issued on April 22, 2025;

(ii) 6,086,957 shares of Common Stock (the “SFE EI Shares”) issuable to S.F.E. Equity Investments S.a.r.l. (“SFE EI”) pursuant to the Financial Support and Acknowledgement Agreement (the “SFE EI Agreement”), among the Company, Alessandro Zamboni and SFE EI;

(iii) 1,000,000 shares of Common Stock (the “Phoenix Shares”) issued to Phoenix MGMT Consulting LLC (“Phoenix”) pursuant to a consulting agreement (the “Phoenix Agreement”), between the Company and Phoenix;

(iv) 994,917 shares of Common Stock (the “Diagonal Shares”) issuable to 1800 Diagonal Lending LLC (“Diagonal”) upon conversion of promissory notes pursuant to a Securities Purchase Agreement, dated May 13, 2025 (the “Diagonal Agreement”), between the Company and Diagonal;

(v) 480,636 shares of Common Stock (the “Boot Shares”) issuable to Boot Capital LLC (“Boot”) upon conversion of promissory notes pursuant to a Securities Purchase Agreement, dated May 13, 2025 (the “Boot Agreement”), between the Company and Boot; and

(vi) 6,800,518 shares of Common Stock (the “BL Issued Shares”) issued to Brick Lane Capital Management Limited (“Brick Lane”) and 806,452 shares of Common Stock (the “BL Conversion Shares”) issuable to Brick Lane upon conversion of the following promissory notes (the “BL Notes”): (a) a promissory note in the aggregate principal amount of $1,050,000 issued on June 3, 2025 and (b) a promissory note in the aggregate principal amount of $250,000 issued on June 3, 2025.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Resale Shares.

Location	Mailing Address P.O. Box 8749 Denver, CO 80201-8749	Contact
555 17th Street, Suite 3200 Denver, CO 80202-3921		p: 303.295.8000 | f: 303.295.8261 www.hollandhart.com

Holland & Hart LLP Anchorage Aspen Billings Boise Boulder Cheyenne Denver Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

July 16, 2025 Page 2

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A. an executed copy of the Registration Statement and the related prospectuses;

B. the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect;

C. the Amended and Restated Bylaws of the Company, as amended, and as currently in effect;

D. the Indigo Notes, SFE EI Agreement, Phoenix Agreement, Diagonal Agreement, Boot Agreement and BL Notes (the “Transaction Documents”);

E. a certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware as of a recent date; and

F. such resolutions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

We are opining herein as to the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Indigo Issued Shares, the Phoenix Shares and the BL Issued Shares have been validly issued, fully paid and are nonassessable; and (ii) the Indigo Conversion Shares, SFE EI Shares, Diagonal Shares, Boot Shares and BL Conversion Shares, when issued in accordance with the terms of the Indigo Notes, SFE EI Agreement, Diagonal Agreement, Boot Agreement, and BL Notes, respectively, will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Hart LLP